Ballard Clawback Policy (March 26, 2024) POLICY AND OBJECTIVE The Board of Directors (the “Board”) of Ballard Power Systems Inc. (the “Corporation”) has adopted this policy (the “Policy”) to govern the recovery of incentive-based compensation from executive officers (i) in connection with a restatement of the financial results of the Corporation, or (ii) when the Board, in its judgment after reviewing relevant facts and circumstances, determines that an executive engaged in a Misconduct Event. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), final rules and amendments adopted by the Securities and Exchange Commission (the “SEC”) to implement the aforementioned legislation, and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Administration and enforcement of this Policy are delegated by the Board to the People & Compensation Committee (the “Committee”). The Board and the Committee are committed to fulfilling their responsibility for the governance of the Corporation and believe that this Policy is in the best interest of the Corporation. APPLICATION Executive Officers This Policy applies to the Corporation’s current and former executive officers, as determined by the Committee in accordance with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and Nasdaq. This Policy applies to incentive-based compensation received by an executive officer (a) after beginning services as an executive officer; (b) if that person served as an executive officer at any time during the performance period for such incentive-based compensation; and (c) while the Corporation had a listed class of securities on a national securities exchange. Look-Back Period The Policy applies to any incentive-based compensation received by a current or former executive officer at any time: 1. in respect of recovery for a financial restatement, during the three completed fiscal years (including any transition periods resulting from a change in the Corporation’s fiscal year as provided in Rule 10D-1) immediately preceding the date that a restatement is required; or 2. in respect of recovery for a Misconduct Event, during the three-year period preceding the determination by the Committee that the executive officer has engaged in a Misconduct Event. The date that a restatement is required is the earlier of: a) the date the Corporation’s Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an accounting restatement; or

- 2 - b) the date a court, regulator, or other legally authorized body directs the Corporation to prepare the accounting restatement. Notwithstanding the foregoing, this Policy only applies to incentive-based compensation received on or after the effective date. The Corporation’s former policy will apply to incentive-based compensation received before the effective date. RECOVERY A. Financial Restatements Recovery of erroneously awarded compensation under this Part A is on a “no fault” basis, without regard to whether any misconduct occurred or an executive officer’s responsibility for the erroneous financial statements. For the purposes of this Part A, a “performance metric” in the definition of incentive-based compensation is limited to financial reporting measures. Further, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective metrics or metrics unrelated to financial reporting measures, do not constitute incentive-based compensation for the purposes of this Part A. Types of Restatements A restatement due to material noncompliance with any financial reporting requirement under the securities laws triggers application of this Policy. Recovery for restatements that correct errors that are material to previously issued financial statements (“Big R” restatements), as well as for restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if the errors were left uncorrected in the current report or the error correction was recognized in the current period (“little r” restatements). In determining the materiality of an error, the Board shall have regard to the facts and circumstances and existing judicial and administrative interpretations. Recovery Amount Determination The erroneously awarded incentive-based compensation subject to recovery is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, calculated on a pre-tax basis. For equity awards that are incentive-based compensation, if the shares, share units or options are still held at the time of recovery, the recoverable amount is the number of shares, share units or options received in excess of the number that should have been received after applying the restated financial reporting measure. If options have been exercised, but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options applying the restated financial measure. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation based on the information in an accounting restatement, the recoverable amount must be determined based on a reasonable, documented estimate of the effect of the accounting restatement on the applicable measure. The Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

- 3 - Recovery of Amounts Paid The Corporation shall recover erroneously awarded incentive-based compensation in compliance with this Policy, except to the extent that the Board has determined that pursuit of recovery would be impracticable because: 1. the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; 2. it would violate home country law, where that law was adopted prior to November 28, 2022, based on an opinion of counsel acceptable to Nasdaq; or 3. it would cause a retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Before concluding that pursuit is impracticable, the Corporation must first make a reasonable attempt to recover the incentive-based compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq. B. Misconduct Events For the purposes of this Part B, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, may constitute incentive-based compensation in the Committee’s sole discretion. If a matter involves both financial restatement and a Misconduct Event, nothing in this Part B will impact the recovery of erroneously awarded incentive-based compensation as required by Part A of this Policy. Recovery Amount Determination If an executive officer engages in a Misconduct Event, the Committee will determine in its sole discretion the amount, if any, of the incentive-based compensation that should be recovered. In making such determination, the Committee may take into account any considerations it deems appropriate, including, without limitation, (i) the applicable governing law, (ii) the likelihood of success and the cost of pursuing recovery, (iii) the facts and circumstances regarding the underlying conduct, and (iv) any prejudice to the interests of the Corporation, including in any related proceeding or investigation. Recovery of Amounts Paid The Committee will determine, in its sole discretion, the method for recovering incentive-based compensation to the extent permitted by applicable law, which may include without limitation: 1. requiring reimbursement of incentive-based compensation; 2. cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards; 3. adjusting or withholding from unpaid compensation or other set-off; or 4. reducing or eliminating future salary increases, incentive-based compensation, or severance.

- 4 - NO INDEMNIFICATION The Corporation is prohibited from indemnifying any current or former executive officer for recovered compensation. However, if an executive officer subject to a recovery demand or forfeiture retains counsel to represent the executive officer to challenge such determination and as a result of such challenge the Committee retracts, withdraws or rescinds all or part of such determination, or a court of competent jurisdiction rules that all or part of such determination is invalid, or contrary to this Policy or applicable law, the Corporation shall reimburse such executive officer for all reasonable costs and legal fees in connection with such representation. DEFINITIONS For the purposes of this Policy: 1) “effective date” means October 2, 2023. 2) “executive officer” means the Corporation’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Corporation in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Corporation. Executive officers of the Corporation’s parent(s) or subsidiaries are deemed executive officers of the Corporation if they perform such policy making functions for the Corporation. Policy-making function is not intended to include policy-making functions that are not significant. 3) “financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a regulatory filing. 4) “incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a performance metric. Incentive-based compensation includes, but is not limited to: ➢ Non-equity incentive plan awards that are earned based wholly or in part on satisfying a performance metric; ➢ Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a performance metric; ➢ Other cash awards based on satisfaction of a performance metric; ➢ Restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a performance metric; and ➢ Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a performance metric.

- 5 - 5) “Misconduct Event” means any of the following circumstances: a) A material violation of law, or a written policy of the Corporation, including without limitation, the Corporation’s Code of Ethics; or b) gross negligence, fraud, or willful misconduct in the performance of the executive officer’s duties, provided that any such circumstances must have caused material financial harm to the Corporation, or a material decline in the Corporation’s common share price. 6) “received” Incentive-based compensation is deemed received in the Corporation’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period. GENERAL Disclosure Requirements The Corporation shall file this Policy as an exhibit to its Form 40-F filed with the SEC. In addition, the Corporation shall file all disclosures required by securities laws if, during the prior fiscal year, either a triggering restatement occurred or any balance of excess incentive-based compensation was outstanding. (See Appendix for current disclosure requirements.) Interpretation and Amendment The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy and may delegate any or all of its duties and responsibilities under this Policy to the Audit Committee and/or People & Compensation Committee, in which case any reference to the “Board” in this Policy shall be to such committees. This Policy shall not be deemed to contradict the existing terms of any outstanding agreements, plans, programs or other arrangements pursuant to which performance-based compensation may be awarded or paid by the Corporation and shall supersede any such agreements, plans, programs or other arrangements to the extent of any inconsistency with this Policy. The remedies available under this Policy shall not be exhaustive and nothing herein shall preclude the Corporation from taking any disciplinary actions in respect of the acts or conduct of an executive officer as the Corporation deems appropriate in the circumstances, up to and including termination of employment, as well as any other remedies or recourses available to the Corporation. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Corporation may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws. This Policy may be amended or restated by the Board from time to time to ensure compliance with applicable securities regulations and exchange rules and policies, and it may be supplemented by, among other things, more specific procedures and standards as well as amendments to the applicable compensation agreements, plans, programs or other arrangements of the Corporation. This Policy was approved by the Board of Directors of the Corporation on March 26, 2024.

- 6 - APPENDIX SEC rules require disclosure pursuant to Item 402 of Regulation S-K of the following items, among others, if, during the prior fiscal year, either a triggering restatement occurred or any balance of excess incentive-based compensation was outstanding: • The date on which the listed issuer was required to prepare an accounting restatement and the aggregate dollar amount of erroneously awarded compensation attributable to such accounting restatement (including an analysis of how the recoverable amount was calculated) or, if the amount has not yet been determined, an explanation of the reasons and disclosure of the amount and related disclosures in the next filing that is subject to Item 402 of Regulation S-K; • The aggregate dollar amount of erroneously awarded compensation that remains outstanding at the end of its last completed fiscal year; • If the financial reporting measure related to a stock price or total shareholder return metric, the estimates used to determine the amount of erroneously awarded compensation attributable to such accounting restatement and an explanation of the methodology used for such estimates; • If recovery would be impracticable, for each current and former named executive officer and for all other current and former executive officers as a group, disclose the amount of recovery forgone and a brief description of the reason the listed registrant decided in each case not to pursue recovery; and • For each current and former named executive officer, disclose the amount of erroneously awarded compensation still owed that had been outstanding for 180 days or longer since the date the issuer determined the amount owed.